                                           NEWS RELEASE
                                           FOR MORE INFORMATION CONTACT:
                                           Paul D. Borja
                                           Executive Vice President / CFO
                                           (248) 312-2000


                                           FOR IMMEDIATE RELEASE


FLAGSTAR REPORTS THIRD QUARTER RESULTS

Troy, Mich. (October 24, 2005) - Flagstar Bancorp, Inc. (NYSE:FBC), today reported third quarter 2005 net earnings of $9.5 million, or $0.15 per share - diluted. For the third quarter ended September 30, 2004, net earnings totaled $40.0 million, or $0.62 per share - diluted.

For the nine months ended September 30, 2005, net earnings totaled $57.0 million, or $0.89 per share - diluted. These results compare to $118.1 million, or $1.84 per share - diluted, reported in the comparable 2004 period.


         HIGHLIGHTS FROM THE QUARTERLY REPORT INCLUDE:

o    An increase in total assets of 3.4% in the quarter to $15.4 billion;

o Nine-month annualized asset growth of 23.4%, including an annualized growth of 15.2% in the investment loan category;

o    An annualized increase of 14.4% in the deposit portfolio;

o    A year-to-date annualized return on average equity of 10.19%;

o    The opening of the Company's 129th banking center during the quarter;

o Third quarter total loan production of $8.8 billion, including $8.3 billion in residential mortgage loans;

o    Mortgages serviced for others of $31.3 billion.


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         BALANCE SHEET AND CAPITAL ADEQUACY

Consolidated assets at September 30, 2005 were $15.4 billion, compared with $13.1 billion at December 31, 2004 and $12.8 billion at September 30, 2004.

Flagstar's stockholders' equity now stands at $752.0 million, or 4.87% of total assets. The book value of the common stock at September 30, 2005 equaled $12.06 per share. Flagstar Bank, the Company's wholly-owned subsidiary reported capital ratios that categorize the Bank as a "well-capitalized" institution for regulatory purposes. The Bank's core capital ratio stood at 5.99% and the total risk-based capital ratio stood at 10.44% at September 30, 2005.

         NET INTEREST INCOME

Net interest income was $60.8 million for the three months ended September 30, 2005 compared to $55.9 million for the comparable period for 2004, and $184.4 million for the nine months ended September 30, 2005 compared to $166.2 million for the same period last year. The net interest margin for the quarter ended September 30, 2005 was 1.72%, which was a decrease of 26 basis points when compared to the same period last year. The net interest margin for the nine months ended September 30, 2005 was 1.85%, a decrease of 19 basis points compared to the nine months ended September 30, 2004.

On a sequential quarter basis, the Company's interest rate spread decreased 3 basis points and the net interest margin decreased 7 basis points, to 1.72% from 1.79%. Our decline in net interest margin reflects the significant competition in the loan market that limits yield growth, and similar competition for deposits that resulted in increasingly higher deposit rates to retain our existing deposit base, although generally at costs below FHLB advance rates.

         RETAIL BANKING OPERATIONS

The Company's pre-tax profits from its banking operations totaled approximately $33.6 million during the quarter. These results were up 23.1% from the second quarter of 2005 and down 16.8% from the third quarter of 2004. The Company opened one banking center during the quarter and a total of nine during the first nine-months of 2005.

The Company's investment loan portfolio totaled $11.7 billion at September 30, 2005 as compared to $10.6 billion at December 31, 2004. The investment loan portfolio was comprised of the following loans:


                                         Sep 30, 2005   Dec 31, 2004    Sep 30, 2004
                                         ------------   ------------    ------------
                                                      (In thousands)
DESCRIPTION:
    First mortgage loans                 $ 8,901,744     $ 8,693,768     $ 7,926,995
    Second mortgage loans                    532,760         196,518         158,229
    Commercial real estate loans             888,051         751,730         659,516
    Construction loans                        68,052          66,811          67,640
    Warehouse lending                        242,541         249,291         220,690
    Consumer loans                         1,064,199         591,107         415,938
    Non-real estate commercial loans           6,437           9,100           8,309
                                         -----------     -----------     -----------
Total investment loan portfolio          $11,702,543     $10,559,154     $ 9,457,729
                                         ===========     ===========     ===========


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Flagstar's deposits were $8.2 billion at September 30, 2005 compared with $7.4 billion at December 31, 2004 and $7.5 billion at September 30, 2004. At September 30, 2005, consumer transaction account balances, including checking, savings, and money market accounts, represented $1.6 billion compared with $2.1 billion at December 31, 2004. During the past quarter, the Company's weighted average cost of deposits increased by 21 basis points from the second quarter of 2005.

The Company's consumer certificate of deposit portfolio, which total $ 3.1 billion carried a weighted rate of 3.80% and a weighted term of 13.8 months at September 30, 2005. On a sequential quarter, the weighted average rate increased 13 basis points from the second quarter of 2005.

The municipal division, which totals $1.6 billion in deposits, gathers funds from local governmental entities within the Company's immediate market area. These deposits carried a weighted average rate of 3.81% and a weighted average term of 2.6 months at September 30, 2005. On a sequential quarter basis, the weighted average rate on municipal deposits increased 40 basis points from the second quarter of 2005.

The wholesale deposits, which totaled $1.8 billion, are comprised of strategically placed duration-specific offerings solicited from a nation wide audience. These deposits carry a weighted average rate of 3.37% and a weighted average term of 20.0 months at September 30, 2005. The weighted average rate for wholesale deposits increased 9 basis points from the second quarter of 2005, as the lower-costing wholesale deposits mature.

MORTGAGE BANKING OPERATIONS

         LOAN SALE GAINS

Gains recorded on the sales of mortgage loans declined to $846,000 during the quarter ended September 30, 2005 from $24.2 million recorded in the comparable 2004 period. This decrease was primarily attributable to a 32 basis point decrease in the gain on sale spread during the quarter ended September 30, 2005 compared to the same quarter in 2004. On a sequential quarter basis, the gain on sale spread decreased 30 basis points, to 17 basis points in the third quarter of 2005 as compared to 47 basis points in the second quarter of 2005.

The following table sets forth the calculation of our gain on loan sales and related sales spread:

                                          For the three months ended                  For the nine months ended
                                         Sep-05                 Sep-04               Sep-05                Sep-04
                                      ------------          ------------          ------------          ------------
Net gain on loan sales                $        846          $     24,241          $     41,779          $     63,886
Plus: FASB 133 adjustment                    7,014                  (117)               (1,987)               (6,662)
Plus: Secondary Market Reserve               4,098                 2,875                 7,552                16,791
                                      ------------          ------------          ------------          ------------
Gain on loan sales                    $     11,958          $     26,999          $     47,344          $     74,015
                                      ============          ============          ============          ============
Loans sold                            $  6,983,384          $  5,495,477          $ 18,312,923          $ 21,221,693
                                      ============          ============          ============          ============
Sales spread                                  0.17%                 0.49%                 0.26%                 0.35%
                                      ============          ============          ============          ============


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MORTGAGE SERVICING


         LOANS SERVICED FOR OTHERS

At September 30, 2005, the Company serviced $31.3 billion in loans for others, an increase of 46.3% from December 31, 2004 and up 50.5% from September 30, 2004. During the first nine months of 2005, the Company sold $3.9 billion in servicing ($2.5 billion in bulk servicing and $1.4 billion servicing released), as compared to $24.7 billion ($14.7 billion of bulk servicing sales, $9.2 billion in flow servicing sales, and $0.8 billion in servicing released) in the first nine months of 2004.

The current servicing portfolio contains 224,105 loans with a weighted average rate of 5.98%, a weighted average service fee of 0.351 basis points, and a weighted 13 months of seasoning. Revenue from the portfolio equaled $27.6 million during the third quarter, up $2.3 million, or 9.1% over the comparable 2004 third quarter. This increase was offset by the higher amortization expense in the third quarter of 2005 than the same period in 2004. For the nine months ended September 30, 2005, revenue from loans serviced for others totaled $71.4 million, a decrease of $12.8 million, or 15.2%, compared to the nine months ended September 30, 2004. This decrease was primarily attributable to the 8.6% decrease in the average portfolio for the nine months ended September 30, 2005, which totaled $25.4 billion, as compared to an average of $27.8 billion for the same period last year. Period-end balances during 2004 were lower because of more frequent servicing sales during 2004 than 2005.

         MORTGAGE SERVICING RIGHTS

The capitalized value of the servicing portfolio was $354.2 million, or 1.13% of the outstanding balance at September 30, 2005. The estimated market value of the portfolio was $462.6 million at September 30, 2005. The Company amortized $29.5 million and $65.7 million in book value for loan prepayments and amortizations for third quarter 2005 and the first nine months of 2005, respectively, and $15.5 million and $60.6 million for the same periods in 2004, respectively.

ASSET QUALITY

         NON-PERFORMING LOANS


Non-performing loans at September 30, 2005 were $51.6 million, down $11.2 million or 17.8% from December 31, 2004 and down $10.9 million from September 30, 2004. Total delinquencies in the Company's investment loan portfolio equaled 0.90% at September 30, 2005, compared with 1.02% at December 31, 2004 and 1.16% at September 30, 2004. Delinquent loans include $3.0 million in matured commercial real estate loans that are in the process of being renegotiated.

Reflecting the Company's business model of focusing primarily on the residential mortgage market, 91.8% of non-performing loans were collateralized by single-family homes.

        PROVISION FOR LOSSES

The provision for losses was $3.7 million for the three months ended September 30, 2005 as compared to $3.2 million recorded during the third quarter of 2004. Net charge-offs were $4.7 million and $3.6 million, an annualized 0.16% and 0.18% of average investment loans, during the three months ended September 30, 2005 and September 30, 2004, respectively. Provision for losses were $12.8 million for the nine months ended September 30, 2005, a decrease of $3.3 million, or 20.5% when compared to the same period in 2004. Net charge-offs were $15.3 million, annualized at 0.18% of average investment loans for the nine months ended September 30, 2005 and $11.4 million, annualized at 0.18% for the nine months ended September 30, 2004.


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     ALLOWANCE FOR LOSSES

The allowance for losses totaled $35.9 million at September 30, 2005, as compared to $38.3 million at December 31, 2004 and $42.5 million at September 30, 2004. The allowance for losses decreased slightly on a sequential quarter basis due to a minimal improvement in delinquency ratios and a small decrease in non-performing loans. Non-performing loans to loans held for investment declined to 0.44% at September 30, 2005 from 0.66% at September 30, 2004. The ratio of non-performing assets to total assets declined to 0.86% at September 30, 2005 from 0.94% at September 30, 2004.

The allowance for losses as a percentage of non-performing loans was 69.6%, 61.0%, and 68.0% at September 30, 2005, December 31, 2004, and September 30, 2004, respectively. The allowance for losses as a percentage of investment loans was 0.31%, 0.36%, and 0.45% at September 30, 2005, December 31, 2004, and
September 30, 2004, respectively.

REPURCHASED ASSETS


Net repurchased assets pending foreclosure totaled $14.5 million at September 30, 2005, a decrease of $2.6 million, or 15.2% compared to $17.1 million at December 31, 2004, and a decrease of $6.4 million, or 30.6%, compared to $20.9 million at September 30, 2004. During the first nine months of 2005, the Company repurchased $44.8 million in non-performing assets previously sold to the secondary market. During 2004, the Company repurchased a total of $68.7 million in non-performing assets.



SECONDARY MARKET RESERVE

The secondary market reserve, which reflects management's assessment of potential losses arising from loans previously sold into the secondary market but subsequently repurchased, totaled $15.9 million at September 30, 2005 compared to $19.0 million at December 31, 2004. The secondary market reserve is determined based upon a systematic methodology that incorporates management's analysis of the potential for future repurchased loans and the effects of actual recoveries. Provisions charged to earnings attributable to secondary market activities totaled $4.1 million and $2.9 million for the three months ended September 30, 2005 and 2004, respectively. During the nine months ended September 30, 2005 and 2004, provisions charged to earnings attributable to secondary market activities totaled $7.6 million and $16.8 million, respectively.

AS PREVIOUSLY ANNOUNCED

The Company's quarterly earnings conference call will be held on Tuesday, October 25, 2005 at 11:00 a.m. Eastern Time.

The conference call will also be webcast at http://www.flagstar.com/inside/presentations.jsp

To participate, please telephone at least ten minutes prior at (719) 785-9442 or toll free at (800) 309-1331, passcode: 2124651.

Flagstar Bancorp, which has $15.4 billion in total assets, is the second largest banking institution headquartered in Michigan. Flagstar currently operates 131 banking centers with $8.2 billion in total deposits. Flagstar banking centers are located throughout southern Michigan, Indiana and Georgia. Flagstar also operates 105 loan centers in 24 states. Flagstar Bank is one of the nation's largest originators of residential mortgage loans.



The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements.


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                 SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
                  (unaudited, in thousands, except share data)

SUMMARY OF THE CONSOLIDATED STATEMENTS OF               At or for the three months ended      At or for the nine months ended
EARNINGS                                                        September 30,                          September 30,
                                                            2005               2004               2005               2004
                                                        ------------      --------------      ------------       -------------
     Interest income                                    $    185,391       $    140,818       $    514,628       $    411,873
     Interest expense                                        124,617             84,914            330,202            245,671
                                                        ------------       ------------       ------------       ------------
   Net interest income                                        60,774             55,904            184,426            166,202
     Provision for losses                                      3,690              3,171             12,840             16,076
                                                        ------------       ------------       ------------       ------------
   Net interest income after provision                        57,084             52,733            171,586            150,126
     Loan fees and charges, net                                3,587              3,752              9,422             13,840
     Deposit fees and charges                                  4,356              3,134             12,333              9,293
     Loan servicing fees, net                                 (1,913)             9,760              5,701             23,582
     Gain on loan sales, net                                     846             24,241             41,779             63,886
     Gain on MSR sales, net                                      492             15,734              7,002             74,767
     Other income                                             13,399             11,745             34,960             32,117
     Operating expenses
           Compensation and benefits                          37,231             37,148            113,263            115,891
           Commissions                                        25,867             25,334             69,834             77,391
           Occupancy and equipment                            16,431             16,066             51,384             50,530
           General and administrative                         11,348              8,533             34,647             32,365
           Other                                               6,323              7,778             18,785             22,838
           Capitalized direct cost of loan closing           (33,970)           (35,347)           (93,888)          (113,790)
                                                        ------------       ------------       ------------       ------------
   Earnings before federal income tax                         14,623             61,589             88,758            182,386
     Provision for federal income taxes                        5,163             21,598             31,720             64,248
                                                        ------------       ------------       ------------       ------------
   Net earnings                                         $      9,460       $     39,991       $     57,038       $    118,138
                                                        ============       ============       ============       ============
   Basic earnings per share                             $       0.15       $       0.65       $       0.92       $       1.94
   Diluted earnings per share                           $       0.15       $       0.62       $       0.89       $       1.84
   Dividends paid per common share                      $       0.25       $       0.25       $       0.75       $       0.75
   Interest rate spread                                         1.68%              1.91%              1.74%              1.90%
   Net interest margin                                          1.72%              1.98%              1.85%              2.04%

   Return on average assets                                     0.25%              1.30%              0.52%              1.33%
   Return on average equity                                     5.03%             22.29%             10.19%             23.11%
   Efficiency ratio                                            77.54%             48.69%             65.63%             48.27%

   Average earning assets                               $ 14,053,098       $ 11,192,229       $ 13,304,485       $ 10,867,536
   Average paying liabilities                           $ 13,728,860       $ 10,816,422       $ 12,963,161       $ 10,422,307
   Average stockholders' equity                         $    752,608       $    706,696       $    746,627       $    681,679
   Mortgage loans originated or purchased               $  8,306,439       $  6,891,042       $ 22,623,153       $ 25,434,314
   Other loans originated or purchased                  $    489,665       $    277,307       $  1,274,541       $    574,779
   Mortgage loans sold                                  $  6,983,384       $  5,495,477       $ 18,312,923       $ 21,221,693
   Equity/assets ratio (average for the period)                 4.95%              5.75%              5.14%              5.74%

   Ratio of charge-offs to average investment loans             0.16%              0.18%              0.18%              0.18%

   SUMMARY OF THE CONSOLIDATED STATEMENTS OF
   FINANCIAL CONDITION

                                                         September 30,          June 30,          December 31,       September 30,
                                                              2005                2005                2004                2004
                                                         -------------        -----------         ------------       -------------
 Total assets                                             $15,444,512         $14,916,627         $13,125,488         $12,766,175
 Loans held for sale                                        1,630,527           1,961,977           1,506,311           2,174,186
 Investment loans portfolio, net                           11,666,645          11,751,110          10,520,836           9,415,255
 Allowance for losses                                          35,898              36,944              38,318              42,474
 Mortgage servicing rights                                    354,185             284,331             187,975             175,593
 Deposits                                                   8,161,415           7,887,028           7,379,655           7,542,581
 FHLB advances                                              5,373,279           5,161,035           4,090,000           3,408,000
 Stockholders' equity                                         752,030             755,278             734,837             720,227

OTHER FINANCIAL AND STATISTICAL DATA:

 Equity/assets ratio                                             4.87%               5.06%               5.60%               5.64%
 Core capital ratio                                              5.99%               6.07%               6.19%               6.15%
 Total risk-based capital ratio                                 10.44%              10.50%              10.97%              11.20%

 Book value per share                                     $     12.06         $     12.13         $     11.98         $     11.74
 Shares outstanding                                            62,368              62,244              61,358              61,338

 Mortgage loans serviced for others                       $31,282,929         $26,646,531         $21,354,724         $20,824,209
 Value of mortgage servicing rights                              1.13%               1.07%               0.88%               0.84%

 Allowance for losses to non performing loans                   69.55%              56.69%              60.97%              67.97%
 Allowance for losses to loans held for investment               0.31%               0.31%               0.36%               0.45%
 Non performing assets to total assets                           0.86%               0.93%               1.04%               0.94%

 Number of bank branches                                          129                 128                 120                 108
 Number of loan origination centers                               105                 114                 112                 123
 Number of salaried employees                                   2,414               2,431               2,396               2,407
 Number of commissioned employees                                 790                 800                 980                 989